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                                                                      EXHIBIT 21


                         Subsidiaries of the Registrant

     The following is a list of all of the subsidiaries, including their respective jurisdictions of organization, of CoBiz Inc.:

     1. Colorado Business Bank, N.A., a national banking association organized under the statutes of the United States of America

     2. Colorado Business Leasing, Inc., a Colorado corporation

     3. CoBiz Connect, Inc., a Colorado corporation

     4. Colorado Business Bankshares Capital Trust I, a statutory business trust created under the laws of the State of Delaware

     5. First Capital Bank of Arizona, an Arizona corporation and an Arizona state-chartered commercial bank

     6. CoBiz Insurance, Inc., a Colorado corporation


     The respective names under which the foregoing subsidiaries do business are:

     1. Colorado Business Bank, N.A.

     2. Colorado Business Leasing, Inc.

     3. CoBiz Connect, Inc.

     4. Colorado Business Bankshares Capital Trust I

     5. First Capital Bank of Arizona

     6. CoBiz Insurance, Inc.


     There are no other subsidiaries of CoBiz, and there are no other names under which either of the subsidiaries do business.